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                                                                  March 11, 1997

Greater New York Bancorp Inc.,
   One Penn Plaza,
      New York, New York 10119.

Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of 13,850,000 shares (the "Common Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Greater New York Bancorp Inc., a Delaware corporation (the "Company"), 1,536,391 shares (the "Preferred Shares") of Series A ESOP Convertible Preferred Stock, par value $1.00 per share, of the Company, the shares of Common Stock initially issuable upon conversion of the Preferred Shares (the "Conversion Common Shares"), and the stock purchase rights related to the Common Shares and the Conversion Common Shares (the "Rights") to be issued pursuant to a Rights Agreement (the "Rights Agreement"), to be entered into between the Company and The Chase Manhattan Bank, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates




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Greater New York Bancorp Inc.                                                -2-

and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

                    (1) When the registration statement relating to the Common Shares, the Preferred Shares, the Conversion Common Shares and the Rights (the "Registration Statement") has become effective under the Act, and the Common Shares and the Preferred Shares have been duly issued and exchanged as contemplated by the Registration Statement, the Common Shares and the Preferred Shares will be validly issued, fully paid and nonassessable, and the Conversion Common Shares, when duly issued upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable.

                    (2) Assuming that the Rights Agreement has been duly executed and authorized by the Company and duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act, the Common Shares have been validly issued and exchanged as contemplated by the Registration Statement and the Conversion Common Shares have been validly issued upon conversion of the




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Greater New York Bancorp Inc.                                                -3-

          Preferred Shares, the Rights attributable thereto will be validly issued.

          In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

          The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                        Very truly yours,

                                                        SULLIVAN & CROMWELL





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